Exhibit 99

            EDO Reports 21 Percent Revenue Growth in 2005

    NEW YORK--(BUSINESS WIRE)--Feb. 23, 2006--EDO Corporation (NYSE:EDO) reported record revenue of $648.5 million in 2005, up 20.9 percent from the $536.2 million recorded in 2004. Net earnings were $26.3 million, a decline of $2.8 million from the $29.1 million recorded in the prior year. On a diluted per-share basis, earnings for 2005 were $1.33, down 10.7 percent from the $1.49 recorded in 2004.
    For the quarter ended Dec. 31, 2005, revenue was $200.0 million, up 18.2 percent from the $169.1 million recorded in the fourth quarter of 2004. Net earnings for the fourth quarter of 2005 were $7.4 million, down $6.8 million from the $14.2 million recorded in the fourth quarter of 2004. On a diluted per-share basis, which reflects the new convertible notes, earnings for the fourth quarter of 2005 were $0.37, versus the $0.68 in the fourth quarter of 2004.
    The decline in earnings reflects debt refinancing costs of $4.2 million. It also included approximately $7.3 million of expenses related to facilities projects, of which $6.6 million was previously announced in prior quarters. Excluding these costs and the additional dilution related to the new convertible notes, the diluted per-share earnings would have been $0.50 in the fourth quarter and $1.65 for the full year.
    "We continued to make substantial progress in 2005 towards our long-term growth objectives," said Chief Executive Officer James M. Smith. "We strengthened our capital resources with our refinancing and credit facility, completed three acquisitions, and made investments in R&D and new facilities and equipment that will support sustained growth and profitability in the future.
    "Our backlog has grown by 18 percent and we have won a number of important new contracts. Looking ahead, we are confident that 2006 will see strong growth in revenue and earnings. The people and assets needed to do the job are in place, and we expect continued progress in achieving our goals."

    Highlights for the Year

    -- Acquired EVI Technologies and NexGen Communications in pursuit of our stated objective to increase participation in markets related to the intelligence communities.

    -- Acquired Fiber Innovations in pursuit of our stated objective to increase participation in weapons systems. Fiber
        Innovations adds state-of-the-art composite-structure design and manufacturing capabilities in this area.

    -- Redeemed the company's 5.25% notes and replaced them with a new 4% issue. At the same time, we took advantage of the strong demand for our new issue to raise an additional $58 million, with a net after-tax increase in interest payments of only $481,000.

    --  Successfully fielded advanced Warlock
        electronic-force-protection equipment, generating sales of approximately $144 million, up from $40 million in 2004.

    -- Won a $240 million contract with the Marine Corps for new battlefield communications equipment, known as the Transition Switch Module.

    -- Awarded a $30 million contract by Lockheed Martin for sonar equipment on the new Spanish S-80A submarine. The initial award covers outboard sonar arrays on four conventionally-powered submarines. This award positions the Lockheed Martin team, including EDO, to compete for other international submarine opportunities.

    -- Secured $20 million in new development contracts on the P-8A Multi-mission Maritime Aircraft. The contracts are for a sonobouy-launch system and a weapon-release system. These programs combine the technologies of pneumatics, composite structures, and release electronics to enhance our product line with applications to fixed and rotary wing aircraft. These development projects are expected to result in long-term production contracts.

    -- Added $39 million in new development and support contracts for the B-1B bomber.

    -- Selected by General Dynamics to provide our ES 3601 tactical radar Electronic Support Measures (ESM) and surveillance system for use on their "Flight 0" Littoral Combat Ships. The ES 3601 is a state-of-the-art precision system that enhances ship survivability by detecting, identifying, and locating hostile ship and missile radar signals early and efficiently.

    -- Secured a $15.6 million contract to build the microwave-receiver subsystem on the new Global Precipitation Measurement satellite system. This was a key strategic win for the Ball Aerospace/EDO team as we pursue other potential radiometer opportunities.

    -- Won an $11 million contract for the first production lot of 135 BRU-55 dual-carriage, "smart" bomb racks for the Navy's F/A-18 aircraft.

    -- Opened three major operating facilities and closed three older facilities, thereby improving capabilities, efficiencies, and capacity for sustainable future growth.

    Financial Reporting Segments

    The company is reporting in new business segments to better reflect our current business and organization. The new business segments are Engineered Systems and Services, and Electronic Systems and Communications. Results by reporting segment are contained in the attached tables.

    Organic Revenue Growth

    Organic revenue grew by approximately 17 percent in 2005. This exceeds the company's 8 to 10 percent forecast made at the beginning of 2005.
    For the fourth quarter, organic revenue growth was approximately 13 percent. This growth was due primarily to strong sales in force-protection and communications-related products, partially offset by declines in professional and engineering services, aircraft armament systems, and electronic warfare equipment, primarily on the EA-6B aircraft.

    - 2006 Forecast

    Given the current contract base and internal projections, we are maintaining our forecast of long-term organic revenue growth at a range of 8 to 10 percent annually. Consequently, EDO estimates that revenue for the full year 2006, excluding any new acquisitions, will be in the range of $715 million to $730 million, as indicated on the attached "Guidance Data Estimates" worksheet.

    Margins

    For the fourth quarter, the gross margin was 22.9 percent of revenue, versus 27.4 percent in the prior year. The decline was primarily related to lower sales, and thus less absorption of costs, in professional services.
    For the year, gross profit margins decreased to 24.3 percent of revenue in 2005, versus 26.7 percent in 2004. In addition to the lower professional services sales, margins were reduced by the previously disclosed cost growth of $6 million related to the ALOFTS sonar project and an aircraft data-link development project.
    Operating margins for 2005 were 8.2 percent versus 9.8 percent in 2004. The lower operating margin in 2005 was due to a number of factors in addition to those mentioned above. EDO incurred expenses of $7.3 million for facilities projects, including an environmental cost provision and the start-up of a new undersea-warfare operation in Panama City, Florida. There was also a $5.5 million increase in research and development expenses.
    As a result, EBITDA, as adjusted, was 12.0 percent of revenue in 2005, below our expectations. However, we continue to maintain our long-term target range of 13 to 14 percent.
    EBITDA is a generally accepted metric employed by our industry. Our adjustments include primarily ESOP and pension expenses, and are identified in detail on the attached reconciliation schedule.

    Cash Flow

    Cash flow from operations for the year was $39.2 million, up 52.9 percent from the $25.7 million derived from operations in 2004. Our cash balance was $108.7 million at year end.

    Backlog

    The total funded backlog of unfilled orders at Dec. 31, 2005 increased to $558.7 million from $474.6 million at Dec. 31, 2004. Backlog does not include portions of contracts for which the U.S. government has not yet appropriated funds, nor does it include unexercised options in any contract. Such unfunded contracts and unexercised options add approximately $646 million in what we view as high-confidence future revenue, for a total of more than $1.2 billion.

    Conference Call

    EDO will conduct a conference call at 10:30 a.m. EST on Feb. 23 to review these results in more detail. A live web cast of the conference call will be available at www.edocorp.com or www.vcall.com. For those who cannot listen to the live broadcast, a replay of the call will be available on the corporate site. There will also be a telephone replay of the call available until March 2. To listen to the telephone replay, dial 1-877-660-6853 (outside the U.S. dial 1-201-612-7415), account #286, and conference ID #191148.

    About EDO Corporation

    EDO Corporation designs and manufactures a diverse range of products for defense, intelligence, and commercial markets, and provides related engineering and professional services.
    Major product groups include: Defense Electronics, Communications, Aircraft Armament Systems, Undersea Warfare, and Integrated Composite Structures. EDO's advanced systems are at the core of the transformation to lighter, faster, and smarter defense capabilities.
    EDO (www.edocorp.com) was founded in 1925, and is headquartered in New York City. The company employs 3,000 people.

    Forward-Looking Statements

    Certain statements made in this release, including statements about revenue expectations (including revenue expectations for 2006), organic revenue growth, earnings growth, EBITDA margin expectations,, future profitability, pension expenses, effective tax rate ranges and expected long-term production contracts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, those described above and the following: changes in demand for the company's products and services, changes in product mix, the timing of customer orders and deliveries, award or termination of contracts, changes in the government's funding priorities, the impact of competitive products and pricing, the failure to make or successfully integrate acquisitions, changes in interest rates, discount rates or other changes that may impact pension cost assumptions, unanticipated cost growth and other risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.


                   EDO Corporation and Subsidiaries
             Condensed Consolidated Statements of Earnings
                ($000's omitted, except per share data)


                              Three months ended       Year ended
                               Dec 31,    Dec 31,    Dec 31,   Dec 31,
                                2005       2004       2005      2004
                             ----------- --------- --------- ---------
                                  (unaudited)

Net sales                      $199,978  $169,131  $648,482  $536,173

Costs and expenses:
 Cost of sales                  154,105   122,871   490,617   392,961
 Selling, general and
  administrative                 23,993    21,554    85,921    78,791
 Research and development         5,132     3,971    17,122    11,620
 Environmental cost provision         5         -     1,543         -
                             ----------- --------- --------- ---------
                                183,235   148,396   595,203   483,372

                             ----------- --------- --------- ---------
Operating earnings               16,743    20,735    53,279    52,801

 Interest income                  1,098       490     2,300     1,271
 Interest expense                (2,547)   (2,348)   (9,420)   (9,119)
 Premium paid for redemption
  of 5.25% Notes                 (2,894)        -    (2,894)        -
 Write-off of unamortized
  costs on 5.25% Notes           (1,277)        -    (1,277)        -
 Other, net                         (69)     (168)     (147)     (319)
                             ----------- --------- --------- ---------
Non-operating expense, net       (5,689)   (2,026)  (11,438)   (8,167)

                             ----------- --------- --------- ---------
Earnings before income taxes     11,054    18,709    41,841    44,634

Income-tax expense               (3,623)   (4,548)  (15,572)  (15,566)
                             ----------- --------- --------- ---------

                             ----------- --------- --------- ---------
Net earnings                   $  7,431  $ 14,161  $ 26,269  $ 29,068
                             =========== ========= ========= =========

Net earnings per common share:
 Basic:                        $   0.41  $   0.79  $   1.45  $   1.64
 Diluted:                      $   0.37  $   0.68  $   1.33  $   1.49
                             =========== ========= ========= =========

Weighted average shares
 outstanding
 Basic                           18,192    17,824    18,081    17,695
                             =========== ========= ========= =========
 Diluted (a)                     23,762    22,526    23,001    22,377
                             =========== ========= ========= =========

Backlog of unfilled orders                         $558,685  $474,605
                                                   ========= =========


(a) Assumes exercise of dilutive stock options, and conversion of convertible notes into common shares.


                  EDO Corporation and Subsidiaries
                Condensed Consolidated Balance Sheets
                          ($000's omitted)

                                                   Dec 31,   Dec 31,
                                                    2005      2004
                                                  -------------------
Assets

Current Assets:
Cash and cash equivalents                         $108,731  $ 98,884
Accounts receivable, net                           189,190   153,810
Inventories                                         56,567    52,867
Deferred income tax asset, net                       8,946     5,046
Notes receivable                                     7,100     7,202
Prepayments & other                                  3,809     3,493
Assets held for sale                                   914         -
                                                  -------------------
              Total Current Assets                 375,257   321,302

Property, plant and equipment, net                  48,660    34,830
Goodwill                                           152,347    91,651
Other intangible assets                             55,925    50,356
Deferred income tax asset, net                      29,637    30,241
Other assets                                        25,573    18,309
                                                  -------------------
Total Assets                                      $687,399  $546,689
                                                  ===================

Liabilities & Shareholders' Equity

Current Liabilities:
Accounts payable and accrued liabilities          $ 85,237  $ 80,898
Contract advances and deposits                      42,244    13,696
Note payable, current                                2,000         -
                                                  -------------------
            Total Current Liabilities              129,481    94,594

Income taxes payable                                 6,513     5,768
Note payable, long term                              5,000         -
Long-term debt                                     201,250   137,800
Post-retirement benefits obligations               103,815    94,936
Environmental obligation                             1,392     1,663
Other long-term liabilities                             55         -
Shareholders' equity                               239,893   211,928
                                                  -------------------
Total Liabilities & Shareholders' Equity          $687,399  $546,689
                                                  ===================


                    EDO Corporation and Subsidiaries
                              SEGMENT DATA
                            ($000's omitted)

                                                        Year ended
                                                     Dec 31,  Dec 31,
                                                      2005     2004
                                                     -----------------

Net sales:
 Electronic Systems & Communications                $408,217 $273,306
 Engineered Systems & Services                       240,265  262,867
                                                     -------- --------
                                                    $648,482 $536,173
                                                     ======== ========

Operating earnings (loss):
 Electronic Systems & Communications                $ 42,071 $ 26,493
 Engineered Systems & Services                        12,751   26,308
 Environmental cost provision                         (1,543)       -
                                                     -------- --------
                                                      53,279   52,801

Net interest and debt redemption expense             (11,291)  (7,848)
Other, net                                              (147)    (319)
                                                     -------- --------

Earnings before income taxes                        $ 41,841 $ 44,634
                                                     ======== ========


                   EDO Corporation and Subsidiaries
                        Calculation of EBITDA
               (In thousands, except per share amounts)


                                 Three months ended    Year ended
                                 Dec 31,   Dec 31,  Dec 31,   Dec 31,
                                  2005      2004     2005      2004
                                --------- -------- --------- ---------
                                   (unaudited)         (unaudited)

Earnings before income taxes    $ 11,054  $18,709  $ 41,841  $ 44,634

Interest income                   (1,098)    (490)   (2,300)   (1,271)
Interest expense                   2,547    2,348     9,420     9,119
Premium paid for redemption of
 5.25% Notes                       2,894        -     2,894         -
Write-off of unamortized costs
 on 5.25% Notes                    1,277        -     1,277         -
                                 --------  -------  --------  --------
Net interest expense               5,620    1,858    11,291     7,848

Depreciation                       2,530    2,403     9,768    10,476
Amortization                       1,612    1,310     5,931     5,564
                                 --------  -------  --------  --------
Total depreciation &
 amortization                      4,142    3,713    15,699    16,040

                                --------- -------- --------- ---------
EBITDA                            20,816   24,280    68,831    68,522

ESOP compensation expense          1,181    1,244     4,952     4,330
Pension expense                    1,068      533     4,277     2,183
                                 --------  -------  --------  --------
EBITDA, as adjusted             $ 23,065  $26,057  $ 78,060  $ 75,035

Diluted shares outstanding        18,431   18,118    18,345    17,969

EBITDA, as adjusted, per share* $   1.25  $  1.44  $   4.26  $   4.18
                                 ========  =======  ========  ========

* Excludes potential impact of subordinated note conversion.


                        Summary of Cash Flows
                            (In thousands)

                                Three months ended     Year ended
                                 Dec 31,  Dec 31,   Dec 31,   Dec 31,
                                  2005     2004      2005      2004
                                --------- -------- --------- ---------
                                   (unaudited)         (unaudited)

Cash provided by operations     $ 18,492  $ 5,340  $ 39,251  $ 25,687

Cash (used) by investing
 activities                     $(21,099) $(6,226) $(84,458) $(12,705)

Cash (used) by financing
 activities                     $ 62,950  $   (55) $ 55,054  $   (730)
                                 --------  -------  --------  --------
                                $ 60,343  $  (941) $  9,847  $ 12,252
                                 ========  =======  ========  ========


                   EDO Corporation and Subsidiaries
                       GUIDANCE DATA ESTIMATES


                                        Fiscal 2006
                                        -----------

Revenue range                              $715 million - $730 million

Pension expense                            $4.8 million

FAS 123(R) Option Expense                  $1.0 million (All in 1Q06)

Effective operating tax rate range         41% - 42%

EBITDA, as adjusted, margin range          13.0% - 14.0%

ESOP shares issued per quarter             42,376

Average diluted shares outstanding*:
  - If Note conversion is NOT dilutive     18.6 million
  - If Note conversion is dilutive         24.5 million


*  "If-converted method" (FAS 128) to determine diluted EPS:
(Shares to be issued if 4.00% Notes are converted at $34.19/share would be 5,886,422.)

- Quarterly Dilution Test
Since the after-tax interest on Notes reduces Net Earnings by $1,187,375 per quarter, the decision point for the dilution test is $1,187,375 / 5,886,422, or $0.20 per share.
When basic EPS for a quarter are more than $0.20, the impact of the Notes is dilutive.
(During the 4th quarter of 2005, this calculation was based on a weighted average of the 4.00% Notes and the 5.25% Notes that were redeemed in November.)
The Notes were dilutive to EPS this quarter and for the year to date.

- Annual Dilution Test
Since the after-tax interest on Notes reduces Net Earnings by $4,749,500 per year, the decision point for the dilution test is $4,749,500 / 5,886,422, or $0.81 per share.
When basic EPS for the year are more than $0.81, the impact of the Notes is dilutive.
Based on current projections, the Notes are expected to be dilutive for the 2006 full-year. If so, the EPS calculation will be based on about 24.5 million shares.

This table contains estimates based on management's current expectations.

This information is forward-looking, and actual results may differ materially.

    CONTACT: EDO Corporation
             William A. Walkowiak, 212-716-2038
             ir@edocorp.com